UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. __)*

                                HOUSEVALUES, INC.
                                (Name of Issuer)

                          COMMON STOCK, $.001 PAR VALUE
                         (Title of Class of Securities)

                                    44183Y102
                                 (CUSIP Number)

                                JANUARY 19, 2006
             (Date of Event which Requires filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|   Rule 13d-1(b)
|X|   Rule 13d-1(c)
|_|   Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 44183Y102

--------------------------------------------------------------------------------
      1     NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

            THOMAS W. SMITH
--------------------------------------------------------------------------------
      2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) |_|
                                                                        (b) |X|

--------------------------------------------------------------------------------
      3     SEC USE ONLY

--------------------------------------------------------------------------------
      4     CITIZEN OR PLACE OF ORGANIZATION

            UNITED STATES
--------------------------------------------------------------------------------
  NUMBER OF     5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                     0
OWNED BY EACH   ----------------------------------------------------------------
  REPORTING     6     SHARED VOTING POWER
   PERSON
    WITH                  1,702,500 *

                ----------------------------------------------------------------
                7     SOLE DISPOSITIVE POWER

                                 0
                ----------------------------------------------------------------
                8     SHARED DISPOSITIVE POWER

                          1,702,500 *
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  1,702,500*
--------------------------------------------------------------------------------
    10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                  NOT APPLICABLE
--------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  6.6%
--------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON

                  IN
--------------------------------------------------------------------------------

* Based on shares beneficially owned as of 1/27/06

CUSIP No. 44183Y102

--------------------------------------------------------------------------------
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

                  SCOTT J. VASSALLUZZO
--------------------------------------------------------------------------------
      2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) |_|
                                                                        (b) |X|

--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
    4       CITIZEN OR PLACE OF ORGANIZATION

                  UNITED STATES

--------------------------------------------------------------------------------
  NUMBER OF     5     SOLE VOTING POWER
   SHARES
BENEFICIALLY              0
OWNED BY EACH   ----------------------------------------------------------------
  REPORTING
   PERSON       6     SHARED VOTING POWER
    WITH
                          1,702,500*

--------------------------------------------------------------------------------
                7     SOLE DISPOSITIVE POWER

                           0
--------------------------------------------------------------------------------
                8     SHARED DISPOSITIVE POWER

                          1,702,500*
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                      1,702,500*
--------------------------------------------------------------------------------
    10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                      NOT APPLICABLE
--------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                      6.6%
--------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON

                      IN
--------------------------------------------------------------------------------
* Based on shares beneficially owned as of 1/27/06

ITEM 1. (A)       NAME OF ISSUER:

                  HouseValues, Inc.

        (B)       ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                  11332 NE 122nd Way
                  Kirkland, WA 98034

ITEM 2. (A)       NAME OF PERSON FILING:

                  (i)    Thomas W. Smith

                  (ii)   Scott J. Vassalluzzo

                  The filing of this Statement shall not be deemed to be an admission that the filing persons (the "Reporting Persons") comprise a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended. The Reporting Persons each disclaim beneficial ownership of the shares reported in this Schedule 13G in excess of those shares as to which they have or share voting or investment authority.

        (B)       ADDRESS OF PRINCIPAL BUSINESS OFFICE:

                  The following is the address of the principal business office of each of the filing persons:

                  323 Railroad Avenue
                  Greenwich, CT  06830

        (C)       CITIZENSHIP:

                  Each of Messrs. Thomas W. Smith and Scott J. Vassalluzzo is a United States citizen.

        (D)       TITLE OF CLASS OF SECURITIES:

                  Common Stock, par value $.001 per share.

        (E)       CUSIP NUMBER:

                  44183Y102

ITEM 3.  IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B) OR 13D-2(B) OR
         (C), CHECK WHETHER THE PERSON FILING IS A:

         Not applicable.

         IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(C), CHECK THIS BOX
         [X]

ITEM 4.  OWNERSHIP

      (a) As of January 27, 2006, Thomas W. Smith - 1,702,500 shares; Scott J. Vassalluzzo - 1,702,500 shares;

      (b) Based on the 25,666,837 shares reported as outstanding in the Issuer's Form 10-Q filed with the Securities and Exchange Commission on November 8, 2005, Thomas W. Smith - 6.6%; Scott J. Vassalluzzo - 6.6%

      (c) Messrs. Thomas W. Smith and Scott J. Vassalluzzo have the shared power to vote or to direct the vote and shared power to dispose or to direct the disposition of 1,702,500 shares.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Not applicable

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Messrs. Smith and Vassalluzzo in the aggregate beneficially own 1,702,500 shares in their capacities as investment managers for certain managed accounts. The managed accounts have the right to receive dividends from, and the proceeds from the sale of, the managed accounts' shares.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not applicable.

ITEM 10. CERTIFICATION

         By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:    January 30, 2006

                                         /s/ Thomas W. Smith
                                         ---------------------------------------
                                             Thomas W. Smith

                                         /s/ Scott J. Vassalluzzo
                                         ---------------------------------------
                                             Scott J. Vassalluzzo

                             JOINT FILING AGREEMENT

      The undersigned agree that the foregoing Statement on Schedule 13G, dated January 30, 2006, is being filed with the Securities and Exchange Commission on behalf of each of the undersigned pursuant to Rule 13d-1(k) Dated: January 30, 2006

                                         /s/ Thomas W. Smith
                                         ---------------------------------------
                                             Thomas W. Smith

                                         /s/ Scott J. Vassalluzzo
                                         ---------------------------------------
                                             Scott J. Vassalluzzo